EXHIBIT 99.1

LANCE REPORTS FIRST QUARTER EARNINGS OF 11 CENTS PER SHARE;
BOARD DECLARES REGULAR QUARTERLY DIVIDEND

     CHARLOTTE, NC, APRIL 21, 2005 — Lance, Inc. (Nasdaq: LNCE) today reported first quarter net income of $3.3 million or $0.11 per share, on a diluted basis, on net sales and other operating revenue of $146.8 million for the 13 weeks ended March 26, 2005. In the same period last year, net income was $4.0 million or $0.13 per share, on a diluted basis, on net sales and other operating revenue of $144.1 million.

     Net sales and other operating revenue increased $2.7 million, or 2%, in the first quarter from the same quarter a year ago. Branded product revenue increased 3% in the first quarter while non-branded product revenue was stable compared to the prior year first quarter.

     During the first quarter, gross margin increased $2.4 million, and as a percent of revenue increased 0.8 points, compared to the prior year first quarter. The increase resulted from favorable sales mix ($1.7 million), improved pricing and promotions ($1.1 million) and lower net commodity and packaging costs ($0.4 million) which more than offset other manufacturing cost increases ($0.8 million).

     Selling, marketing and delivery expenses rose $2.2 million during the first quarter. Due to increased fuel and volume costs, delivery expenses were up $1.0 million. Insurance costs increased $0.7 million and other selling and marketing costs were up $0.5 million.

     General and administrative expenses increased $0.7 million from the first quarter of 2004 due to increased equity-based incentive compensation expenses, professional fees and insurance. Provisions for employees’ retirement plans increased $0.6 million due to required minimum contributions under terms of the plans.

     “We remain positive about 2005 despite softness in our private label sales during the first quarter,” said Paul A. Stroup III, Chairman, President and Chief Executive Officer. “Private label orders have rebounded strongly and we now have capacity on line to support strong growth in this area. Additionally, the outlook for branded sales is encouraging now that we have completed the route sales realignment and are increasing emphasis on brand building.”

     The Company reaffirmed its full year 2005 earnings estimate of $0.88 to $0.91 per share of common stock.

     The Board of Directors declared a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on May 20, 2005, to stockholders of record at the close of business on May 10, 2005.

     Lance, Inc. has scheduled a conference call discussion with investors at 9:00 a.m. eastern time on Friday, April 22, 2005 to discuss first quarter financial results. To participate in the call, the dial-in numbers are (800) 789-3681 for U.S. callers and (706) 634-1425 for international callers. The access code is “LANCE.” A continuous replay of the call will be available beginning at 12:00 noon on April 22nd and running through April 29th at midnight. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 4977101. A web-based replay of the conference call will also be available in the investor relations section of Lance’s web site, www.lance.com, through April 29, 2005.

     Lance, Inc. manufactures and markets snack foods throughout most of the United States and other parts of North America.

     This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risks, are discussed in the Company’s most recent Forms 10-Q and 10-K filed with the Securities and Exchange Commission.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the Quarter (13 Weeks) Ended
	March 26, 2005	March 27, 2004
Net sales and other operating revenue	$146,804	$144,096
Cost of sales	79,422	79,083

Gross margin	67,382	65,013

Selling, marketing and delivery	52,433	50,250
General and administrative	7,915	7,201
Provisions for employees’ retirement plans	1,441	822
Amortization of intangibles	—	167
Other expense/(income), net	33	(200)

Earnings before interest and income taxes	5,560	6,773

Interest expense, net	543	766

Earnings before income taxes	5,017	6,007
Income taxes	1,747	2,024

Net income	$3,270	$3,983

Earnings per share:
Basic	$0.11	$0.14
Diluted	$0.11	$0.13
Weighted average shares outstanding:
Basic	29,699,000	29,186,000
Diluted	30,060,000	29,754,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	March 26, 2005	December 25, 2004
Assets:
Cash and cash equivalents	$27,536	$41,466
Accounts receivable	51,664	46,438
Inventories	26,684	23,804
Refundable income taxes	—	454
Deferred income tax benefit	6,122	6,243
Prepaid expenses and other	5,615	3,836

	117,621	122,241

Property plant and equipment, net	161,486	161,716
Goodwill and other intangibles, net	55,214	54,865
Other	2,969	2,918

	$337,290	$341,740

Liabilities and Equity:
Current portion of long-term debt	$41,125	$40,650
Accounts payable	16,400	16,346
Other current liabilities	41,259	44,961

	98,784	101,957

Other liabilities	39,530	41,068
Stockholders’ equity	198,976	198,715

	$337,290	$341,740

Common shares outstanding at end of period	29,828,494	29,747,596

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the 13 Weeks Ended
	March 26, 2005	March 27, 2004
Operating Activities:
Net income	$3,270	$3,983

Depreciation and amortization	6,894	8,071
Loss/(gain) on sale of property, net	56	(221)
Deferred income taxes	(1,114)	380
Imputed interest on deferred notes	—	97
Changes in operating assets and liabilities	(13,053)	(8,981)

Net cash flows provided by operating activities	(3,947)	3,329

Investing Activities:
Purchases of property and equipment	(7,023)	(7,104)
Proceeds from sale of property and equipment	518	462

Net cash used in investing activities	(6,505)	(6,642)

Financing Activities:
Dividends paid	(4,765)	(4,672)
Issuance of common stock, net	1,282	4,202

Net cash used in financing activities	(3,483)	(470)

Effect of exchange rate changes on cash	5	(18)

Decrease in cash and cash equivalents	(13,930)	(3,801)
Cash and cash equivalents at beginning of period	41,466	25,479

Cash and cash equivalents at end of period	$27,536	$21,678